UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2023

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On December 14, 2023 (the “Closing Date”), Banzai International, Inc., a Delaware corporation (the “Company”) (f/k/a 7GC & Co Holdings Inc. (“7GC”)), consummated the previously announced business combination (the “Business Combination”) with Legacy Banzai (as defined below) (the “Closing”), pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), dated as of December 8, 2022, by and among 7GC, Banzai Operating Co LLC (f/k/a Banzai International, Inc.), a Delaware corporation (“Legacy Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Legacy Banzai (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”). The Company’s stockholders approved the Business Combination at a special meeting of stockholders concluded on December 13, 2023 (the “Special Meeting”). In connection with the Special Meeting and the Business Combination, holders of 3,207,428 shares of 7GC’s Class A common stock, par value $0.0001 per share (“7GC Class A Common Stock”), exercised their right to redeem their shares for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $34,524,065.39.

Pursuant to the terms of the Merger Agreement, a business combination between 7GC and Legacy Banzai was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC (Legacy Banzai, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the subsequent merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC (the “Second Merger” and, together with the First Merger, the “Mergers”). On the Closing Date, the Company changed its name from 7GC & Co. Holdings Inc. to Banzai International, Inc.

Immediately prior to the effective time of the First Merger (the “First Effective Time”), each share of Legacy Banzai’s Series A preferred stock (the “Banzai Preferred Stock”) that was issued and outstanding was automatically converted into one share of Legacy Banzai’s Class A common stock, par value $0.0001 per share (the “Banzai Class A Common Stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy Banzai, such that each converted share of Banzai Preferred Stock was no longer outstanding and ceased to exist, and each holder of shares of Banzai Preferred Stock thereafter ceased to have any rights with respect to such securities.

At the First Effective Time, by virtue of the First Merger and without any action on the part of 7GC, First Merger Sub, Legacy Banzai or the holders of any of the following securities:

(a)

each outstanding share of Banzai Class A Common Stock, including the shares of Banzai Class A Common Stock from the conversion of the Banzai Preferred Stock described above, and each outstanding share of Legacy Banzai’s Class B common stock, par value $0.0001 per share (the “Banzai Class B Common Stock” and together with Banzai Class A Common Stock, “Banzai Common Stock”), (in each case, other than dissenting shares and any shares held in the treasury of Legacy Banzai) was cancelled and converted into the right to receive a number of shares of the Company’s Class A Common Stock (“New Banzai Class A Shares”) or a number of shares of the Company’s Class B common stock, par value $0.0001 per share (“New Banzai Class B Shares” and, collectively with the New Banzai Class A Shares, the “New Banzai Common Stock”), respectively, equal to (x) the Per Share Value (as defined below) divided by (y) $10.00 (the “Exchange Ratio”);

(b)

(1) each option to purchase Banzai Class A Common Stock (“Banzai Option”), whether vested or unvested, that was outstanding immediately prior to the First Effective Time and held by any securityholders of Legacy Banzai immediately prior to the First Effective Time (each, a “Pre-Closing Holder”) who was providing services to Legacy Banzai immediately prior to the First Effective Time (a “Pre-Closing Holder Service Provider”), was assumed and converted into an option (a “New Banzai Option”) to purchase New Banzai Class A Shares, calculated in the manner set forth in the Merger Agreement; and (2) the vested portion of each Banzai Option that was outstanding at such time and held by a Pre-Closing Holder who was not then providing services to Legacy Banzai (a “Pre-Closing Holder Non-Service Provider”) was assumed and converted into a New Banzai Option to purchase New Banzai Class A Shares, calculated in the manner set forth in the Merger Agreement;

(c)

each right of each SAFE investor to receive a portion of the Total Consideration (as defined below) pursuant to certain Simple Agreements for Future Equity (“each, a “SAFE Agreement”) that was outstanding immediately prior to the First Effective Time was cancelled and converted into the right to receive a number of New Banzai Class A Shares (each, a “SAFE Right”) equal to (i) the Purchase Amount as defined in the applicable SAFE Agreement that governed such SAFE Right (the “SAFE Purchase Amount”) in respect of such SAFE Right divided by the Valuation Cap Price as defined in each SAFE Agreement in respect of such SAFE Right multiplied by (ii) the Exchange Ratio; and

(d)

each Subordinated Convertible Note set forth in Section 1.1(a) of Legacy Banzai’s disclosure schedules to the Merger Agreement (the “Subordinated Convertible Notes”) that was outstanding immediately prior to the First Effective Time was cancelled and converted into the right to receive a number of New Banzai Class A Shares equal to (i) all of the outstanding principal and interest in respect of such Subordinated Convertible Note, divided by the quotient obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in and determined pursuant to the terms of such Subordinated Convertible Note) in respect of such Subordinated Convertible Note, multiplied by (ii) the Exchange Ratio.

(e)

“Per Share Value” equals (i) an amount equal to $100,000,000, payable in New Banzai Class A Shares or New Banzai Class B Shares, as applicable (the “Total Consideration”), divided by (ii) (A) the total number of shares of Banzai Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon full exercise of Banzai Options issued, outstanding, and vested immediately prior to the First Effective Time, (C) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of certain senior convertible notes outstanding as of immediately prior to the First Effective Time at the applicable conversion price, (D) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of all of the outstanding principal and interest under the Subordinated Convertible Notes as of immediately prior to the First Effective Time at the applicable conversion price, and (E) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of the SAFE Purchase Amount under each SAFE Right as of immediately prior to the First Effective Time at the applicable SAFE Conversion Price.

At the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any action on the part of 7GC, Surviving Corporation, Second Merger Sub or the holders of any securities of 7GC or the Surviving Corporation or the Second Merger Sub, each share of common stock of the Surviving Corporation issued and outstanding or received immediately prior to the Second Effective Time was cancelled and extinguished, and no consideration was delivered therefor.

A description of the Business Combination and the material terms of the Merger Agreement are included in the final prospectus and definitive proxy statement, dated November 13, 2023 (the “Proxy Statement/Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in the section entitled “Stockholder Proposal No. 1—The Business Combination Proposal” beginning on page 92 of the Proxy Statement/Prospectus.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by the full text of the Original Merger Agreement and Amendment, copies of which are attached hereto as Exhibit 2.1 and Exhibit 2.2, respectively, which are incorporated herein by reference.

As previously disclosed in the Proxy Statement/Prospectus, 7GC entered into an engagement letter (the “Cohen Engagement Letter”) with J.V.B Financial Group, LLC acting through its Cohen & Company Capital Markets Division (“Cohen”), pursuant to which 7GC engaged Cohen to act as its capital markets advisor in connection with seeking extension of the date by which 7GC was required to consummate its initial business combination and in connection with an initial business combination with an unaffiliated third party, as well as to act as placement agent, on a non-exclusive basis, in connection with any private placement of equity, convertible and/or debt securities or other capital or debt raising transaction in connection with an initial business combination, in exchange for the right to receive (x) an advisory fee of approximately 125,000 shares of 7GC’s Class B Common Stock, par value $0.0001 per share (“7GC Class B Common Stock” and together with 7GC Class A Common Stock, the “7GC Common Stock”), in connection with a successful extension, payable by 7GC’s sponsor, 7GC & Co. Holdings LLC (the “Sponsor”), at closing of an initial business combination, and (y) a transaction fee in connection with any such offering. Pursuant to the Cohen Engagement Letter, the Sponsor expects to transfer to Cohen approximately 125,000 shares of 7GC Class B Common Stock following the Closing.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on June 22, 2023, on June 22, 2023, 7GC and the Sponsor entered into certain non-redemption agreements (the “Non-Redemption Agreements”) with certain unaffiliated third parties in exchange for such parties agreeing either not to request redemption, or to reverse any previously submitted redemption demand, with respect to an aggregate of 396,501 shares of 7GC Class A Common Stock sold in 7GC’s initial public offering (the “IPO”), in connection with a special meeting called by 7GC to, among other things, approve an amendment to 7GC’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company was required to (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of the 7GC Class A Common Stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023 (the “Extension”). In consideration of the foregoing agreement, immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 396,501 shares of 7GC Class B Common Stock and (ii) the Company issued to such parties 396,501 shares of New Banzai Class A Shares.

The foregoing description of the Non-Redemption Agreements is a summary only and is qualified in its entirety by the full text of the Non-Redemption Agreements, a form of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on August 7, 2023, on August 4, 2023, 7GC, the Sponsor and Legacy Banzai entered into a Sponsor Forfeiture Agreement (the “Sponsor Forfeiture Agreement”), pursuant to which, contingent upon Closing, the Sponsor agreed to forfeit all 7,350,000 of its private placement warrants to purchase shares of 7GC Class A Common Stock, exercisable at $11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in December 2020 in connection with the IPO. At the Closing, the Forfeited Private Placement Warrants were transferred from the Sponsor to 7GC for cancellation in exchange for no consideration, and 7GC retired and cancelled all of the Forfeited Private Placement Warrants.

The foregoing description of the Sponsor Forfeiture Agreement is a summary only and is qualified in its entirety by the full text of the Sponsor Forfeiture Agreement, a copy of which is attached hereto as Exhibit 10.2, which is incorporated herein by reference.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on December 18, 2023, on December 14, 2023, the Company entered into a standby equity purchase agreement (the “SEPA”) with Legacy Banzai and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”). Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100 million of New Banzai Class A Shares, at the Company’s request any time during the commitment period commencing on the date following (x) repayment of Pre-paid Advance (as defined below) and (y) effectiveness of a resale registration statement (such registration statement(s), a “Resale Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) for the resale under the Securities Act of 1933, as amended (the “Securities Act”), by Yorkville of the New Banzai Class A Shares issued under the SEPA (excluding the 300,000 New Banzai Class A Shares issued pursuant to the SEPA) and terminating on the 36-month anniversary of the SEPA.

In connection with the execution of the SEPA, the Company paid a structuring fee (in cash) to Yorkville in the amount of $35,000. Additionally, (a) Legacy Banzai issued to Yorkville immediately prior to the Closing such number of shares of Legacy Banzai Class A Common Stock such that upon the Closing, Yorkville received 300,000 New Banzai Class A Shares (the “Closing Shares”) as a holder of Legacy Banzai Class A Common Stock, and (b) the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or New Banzai Class A Shares through an Advance.

Additionally, Yorkville agreed to advance to the Company, in exchange for convertible promissory notes (each, a “Promissory Note” and, together, the “Promissory Notes”), an aggregate principal amount of up to $3.5 million (the “Pre-Paid Advance”), $2.0 million of which was funded at the Closing in exchange for the issuance by the Company of a Promissory Note (the “First Promissory Note”) and $1.5 million of which (the “Second Tranche”) will be funded upon the effectiveness of a Resale Registration Statement; provided that if at the time of the initial filing of such registration statement, shares issuable under the Exchange Cap multiplied by the closing price on the day prior to such filing is less than $7.0 million (i.e., 2x coverage of the Pre-Paid Advance), the Second Tranche will be further conditioned upon the Company obtaining stockholder approval to exceed the Exchange Cap. The First Promissory Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The foregoing description of the SEPA is a summary only and is qualified in its entirety by the full text of the SEPA, a copy of which is attached hereto as Exhibit 10.3, which is incorporated herein by reference.

Also on December 14, 2023, in connection with the SEPA, the Company entered into a Registration Rights Agreement with Yorkville (the “Registration Rights Agreement”), pursuant to which the Company shall file, within 21 days following the Closing, a Resale Registration Statement with the SEC for the resale under the Securities Act by Yorkville of the New Banzai Class A Shares issued under the SEPA pursuant to an Advance requested to be included in such Resale Registration Statement. The Company agreed to use commercially reasonable efforts to have such Resale Registration Statement declared effective within 60 days of such filing and to maintain the effectiveness of such Resale Registration Statement. The Company shall not have the ability to request any Advances until such Resale Registration Statement is declared effective by the SEC.

The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.4, which is incorporated herein by reference.

On December 13, 2023, in connection with the Business Combination, 7GC and the Sponsor entered into a share transfer agreement (the “December Share Transfer Agreement’) with Alco Investment Company (“Alco”), pursuant to which for each $10.00 in principal borrowed under the New Alco Note (as defined below), the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 600,000. On October 3, 2023 and November 16, 2023, 7GC, the Sponsor, and Alco also entered into share transfer agreements, pursuant to which the Sponsor agreed to forfeit an aggregate of 225,000 shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive 225,000 New Banzai Class A Shares at (and contingent upon) the Closing (such share transfer agreements together with the December Share Transfer Agreement, the “Share Transfer Agreements’). Alco is subject to a 180-day lock-up period with respect to such New Banzai Class A Shares pursuant to the Share Transfer Agreements, subject to customary exceptions. Additionally, in connection with the December Share Transfer Agreement, (a) Legacy Banzai issued a new subordinated promissory note (the “New Alco Note”) to Alco in the aggregate principal amount of $2.0 million, which will bear interest at a rate of 8% per annum and will be due and payable on December 31, 2024, and (b) Legacy Banzai, Alco, and CP BF Lending, LLC agreed to amend that certain Subordinated Promissory Note issued by Legacy Banzai to Alco on September 13, 2023 in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024 to September 30, 2024. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 825,000 shares of 7GC Class B Common Stock and (ii) the Company issued to Alco 825,000 New Banzai Class A Shares pursuant to the Share Transfer Agreements.

The foregoing description of the December Share Transfer Agreement is a summary only and is qualified in its entirety by the full text of the December Share Transfer Agreement, a copy of which is attached hereto as Exhibit 10.5, which is incorporated herein by reference.

On December 12, 2023, Legacy Banzai and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) entered into a binding term sheet, and on December 14, 2023, Legacy Banzai and GEM entered into a letter of understanding (the “GEM Letter”), agreeing to terminate in its entirety the Share Purchase Agreement dated May 27, 2022 (the “GEM Agreement”), by and between Legacy Banzai and GEM, other than with respect to the Company’s obligation (as the post-combination company in the Business Combination) to issue to GEM a warrant (the “GEM Warrant”) granting the right to purchase New Banzai Class A Shares in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon, with the documentation of such debenture to be agreed upon and finalized promptly following the Closing.

At Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 828,533 shares at an exercise price of $6.49 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on the one-year anniversary date of the Effective Time, the GEM Warrant has not been exercised in full and the average closing price per New Banzai Class A Share for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of New Banzai Class A Shares for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchange for, shares of common stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such common stock or other securities.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on December 13, 2023, on December 12, 2023, in connection with the Business Combination, the Sponsor came to a non-binding agreement with 7GC to amend the optional conversion provision of that certain (i) unsecured promissory note, dated as of December 21, 2022, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor, and (ii) unsecured promissory note, dated as of October 3, 2023, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $500,000 from the Sponsor (together, the “7GC Promissory Notes”), to provide that 7GC has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the Closing at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing.

The foregoing descriptions of the GEM Warrant and GEM Letter are summaries only and are qualified in their entirety by the full text of the GEM Warrant and GEM Letter, copies of which are attached hereto as Exhibit 4.7 and Exhibit 4.8, respectively, which are incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, that certain Registration Rights Agreement, dated December 22, 2020, by and among 7GC, the Sponsor and certain securityholders of 7GC was amended and restated and certain persons and entities receiving shares of New Banzai Common Stock pursuant to the Business Combination entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). The terms of the A&R Registration Rights Agreement are described in the Proxy Statement/Prospectus in the section entitled “Stockholder Proposal No. 1—The Business Combination Proposal—Summary of the Ancillary Agreements—Amended and Restated Registration Rights Agreement” beginning on page 106 of the Proxy Statement/Prospectus.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by the full text of the A&R Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Lock-Up Agreements

In connection with the Business Combination, the Company and certain stockholders and executives of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into Lock-Up Agreements effective as of the Closing Date (each, a “Lock-Up Agreement”). The terms of the Lock-Up Agreements provide for the New Banzai Common Stock held by such signatory holders as of immediately after the Effective Time to be locked-up for a period of 180 days after the Closing Date, subject to certain exceptions, and are described in the

Proxy Statement/Prospectus in the section entitled “Stockholder Proposal No. 1—The Business Combination Proposal— Summary of the Ancillary Agreements —Lock-Up Agreements” beginning on page 107 of the Proxy Statement/Prospectus.

The foregoing description of the Lock-Up Agreements is qualified in its entirety by the full text of the form of Lock-Up Agreement, a form of which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Indemnification Agreements

In connection with the Business Combination, on the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers (the “Indemnification Agreements”). The Indemnification Agreements require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the form of Indemnification Agreements, a copy of a form of which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated herein by reference.

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose only assets consist of equity interests in Legacy Banzai. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as 7GC was immediately before the Mergers, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the Company as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties.

Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the outcome of any legal proceedings against the Company;

•	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

•	the Company’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy;

•

risks relating to the Company’s operations and business, including information technology and cybersecurity risks, loss of customers and deterioration in relationships between the Company and its employees;

•	risks related to increased competition;

•	risks relating to potential disruption of current plans, operations and infrastructure of the Company as a result of the consummation of the Business Combination;

•	risks that the post-combination company experiences difficulties managing its growth and expanding operations;

•	the impact of geopolitical, macroeconomic and market conditions, including the COVID-19 pandemic;

•	the ability to successfully select, execute or integrate future acquisitions into the business; and

•

other risks and uncertainties set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 30 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Business and Properties

The business and properties of 7GC and Legacy Banzai prior to the Business Combination are described in the Proxy Statement/Prospectus in the sections entitled “Information About 7GC” beginning on page 172 and “Information About Banzai” beginning on page 193 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 30 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Financial Information

References in this “Financial Information” section to “Banzai,” “we,” “us,” or “our” refer to Legacy Banzai prior to the Closing.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Banzai is a MarTech company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission - by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,550 customers as of December 31, 2022 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 50 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 1% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 14 on January 1, 2021 to 152 on June 30, 2023, an 11-fold increase.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of $5.2 million and $5.3 million in the years ended December 31, 2021 and 2022, respectively, and of $4.3 million and $3.5 million in the nine months ended September 30, 2022 and 2023, respectively. Banzai has incurred significant net losses since inception, including net losses of $10.0 million and $15.5 million in 2021 and 2022, respectively, and of $9.0 million and $8.0 million in the nine months ended September 30, 2022 and 2023, respectively. Banzai had an accumulated deficit of $16.9 million and of $32.4 million as of December 31, 2021 and 2022, respectively, and of $25.9 million and $40.4 million as of September 30, 2022 and 2023, respectively.

Key Business Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts. Banzai currently uses these operating metrics with its Demio product. We do not track and use these operating metrics with prior products or products that are in the process being phased out (such as the Reach product).

The following table presents the percentage of Banzai’s revenue generated from Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022 as compared to their other SaaS products.

Revenue %	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Reach	15.0%	32.2%	5.1%	14.7%
Demio	84.9%	66.4%	94.9%	84.1%
Other	0.4%	1.5%	0.0%	1.2%

Total	100.0%	100.0%	100.0%	100.0%

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Average Monthly NRR	93.7%	93.6%	95.6%	94.3%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
New Customer ACV	$1,453	$1,258	$1,470	$1,486
Total Average ACV	$1,213	$1,156	$1,410	$1,444

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product; Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Customer Acquisition Cost (CAC)	$785	$471	$1,066	$812

Customer Churn %

Customer Churn is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Beginning Customers.

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Churn - Revenue	7.1%	6.8%	7.5%	6.3%
Churn - Customer (Logo}	7.6%	7.4%	8.1%	7.2%

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September30, 2022
MRR (New Customers)	$121	$105	$122	$124
Customer Life (months)	14.1	14.7	13.4	15.9
LTV (New Customers)	$1,706	$1,540	$1,640	$1,965

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for Demio for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	September Months Ended September 30, 2023	September Months Ended September 30, 2022
LTV / CAC Ratio	2.2	3.3	1.5	2.4

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

•	Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

•	Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

•

Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include:

•	Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

•	Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

•	Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

•	Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

•	Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

External risks include:

•	Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

•	Competition: from established industry players to new entrants, eroding market share and profitability.

•	Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

•	Technological disruptions: from advancements in technology leading to obsolescence of existing products.

•	Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

•

Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

•

Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, 7GC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Banzai will represent a continuation of the financial statements of Banzai with the Business Combination treated as the equivalent of Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Banzai in future reports of New Banzai.

As a consequence of the Business Combination, New Banzai will become the successor to an SEC-registered and Nasdaq-listed company, which will require New Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. New Banzai expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. New Banzai will qualify as an “emerging growth company.” As a result, upon completion of the Business Combination, New Banzai will be provided certain disclosure and regulatory relief. See the section titled “Summary of the Proxy Statement/Prospectus-Emerging Growth Company.”

New Banzai’s future results of operations and financial position may not be comparable to Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of Operations

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%
Cost of revenue	1,957	2,072	(115)	-5.6%

Gross profit	$3,376	$3,135	$241	7.7%

Operating expenses:
General and administrative	$9,275	$11,006	$(1,731)	-15.7%
Depreciation and Amortization	10	481	(471)	-98.0%
Impairment loss on operating lease	303	0	303	nm
Loss on impairment of intangible assets	0	1,634	(1,634)	-100.0%

Total operating expenses	$9,588	$13,121	$(3,533)	-26.9%
Operating loss	$(6,212)	$(9,986)	$3,774	37.8%

Other expenses (income):
Other income, net	$(151)	$(290)	$139	48.0%
Interest income	0	(5)	5	100.0%
Interest expense	1,651	1,218	433	35.6%
Interest expense - related party	729	0	729	nm
Loss (gain) on extinguishment of debt	57	(41)	98	-239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity - related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity - related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities - related party	592	0	592	nm

Total Other Expenses	$9,256	$404	$8,852	2187.6%

Loss before income taxes	(15,468)	(10,390)	(5,077)	-48.9%

Provision for income taxes	0	(409)	409	100.0%

Net Loss	$(15,468)	$(9,981)	$(5,487)	-55.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year over Year $	Year over Year %
Operating income:
Revenue	$3,479	$4,312	$(833)	-19%

Cost of revenue	1,133	1,448	(316)	-22%

Gross profit	2,346	2,864	(518)	-18%

Operating expenses:	—	—	—	—

General and administrative expenses	8,937	7,227	1,710	24%
Depreciation and amortization expenses	6	7	(1)	-21%
Impairment loss on operating lease	—	303	(303)	-100%

Total operating expenses	8,943	7,537	1,406	19%

Operating loss	(6,597)	(4,673)	(1,924)	41%

Other expenses (income):	—	—	—	—

Other income, net	(71)	(37)	(34)	93%

Interest income	(0)	—	(0)	—

Interest expense	1,879	1,373	506	37%

Interest expense - related party	1,614	125	1,489	1195%

Loss on extinguishment of debt	—	57	(57)	-100%
Loss on modification of simple agreement for future equity - related party	—	1,644	(1,644)	-100%
Loss on modification of simple agreement for future equity	—	158	(158)	-100%

Change in fair value of simple agreement for future equity	(185)	92	(277)	-300%
Change in fair value of simple agreement for future equity - related party	(1,927)	963	(2,890)	-300%
Change in fair value of bifurcated embedded derivative liabilities	37	(13)	50	-388%
Change in fair value of bifurcated embedded derivative liabilities - related party	72	(43)	115	-267%

Total other expenses, net	1,420	4,318	(2,898)	-67%

Loss before income taxes	(8,016)	(8,991)	975	-11%

Provision for income taxes	17	15	2	11%

Net loss	$(8,033)	$(9,007)	$974	-11%

Components of Results of Operations

Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Revenue	$3,479	$4,312	$(833)	-19.3%

For the year ended December 31, 2022, Banzai reported total revenue of $5.3 million, representing an increase of $0.1 million, or approximately 2.4%, over 2021. This increase is attributable to a $1.1 million increase year-over-year in Demio revenue, offset by a decrease in Reach revenue of $1 million, as this product is being phased out. The 2022 annual Demio revenue increase is primarily due to increased demand for our products and services from existing customers.

Total Banzai revenue for the nine months ended September 30, 2023 was $3.48 million, lower by $0.8 million or 19% from the nine month period ending September 30, 2022. This is due to $0.5 million lower Reach revenue, as the product continues to be phased out, and $0.3 million lower Demio revenue, due to a lower customer base driven by churn, partially offset by higher revenue per customer from expansion sales and price increases.

Cost of Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Cost of revenue	$1,957	$2,072	$(115)	-5.6%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Cost of revenue	$1,133	$1,448	$(315)	-21.8%

For the years ended December 31, 2022 and 2021, Banzai’s cost of revenue totaled $2.0 million and $2.1 million, respectively. This represents a decrease of $0.1 million, or approximately 5.6%, due primarily to lower payroll for services in support of the Reach product, which is being phased out.

For the nine months ended September 30, 2023 and 2022, Banzai’s cost of revenue totaled $1.1 million and $1.4 million, respectively, representing a reduction of $0.3 million, or approximately 22%. This reduction is due primarily to lower payroll as well as lower contracted services supplying data, both in support of the Reach product.

Gross Profit Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Gross profit	$3,376	$3,135	$241	7.7%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Gross profit	$2,346	$2,864	$(518)	-18.1%

For the year ended December 31, 2022 and 2021, Banzai’s gross profit was $3.4 million and $3.1 million, respectively. This represents a year-over-year increase of $0.2 million, or approximately 7.7% due to corresponding decreases in cost of revenue of $0.1 million from lower payroll and contracted services in support of the Reach product for its continuous decline in revenue in the Reach product, and $0.1 million in higher total revenue.

For the nine months ended September 30, gross profit fell from $2.9 million in 2022 to $2.3 million in 2023, due to $0.8 million lower revenue, partially offset by $0.3 million lower cost of revenue.

Operating Expense Analysis`

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$9,588	$13,121	$(3,533)	-26.9%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$8,943	$7,537	$1,406	18.7%

Total operating expenses for the years ended December 31, 2022 and 2021, were $9.6 million and $13.1 million, respectively, signifying a year-over-year decrease of approximately $3.5 million, or 26.9%. This reduction reflects the result of cost-cutting and other efficiency improvement initiatives in Banzai’s general and administrative expenses by approximately $1.7 million, or 15.7%. In addition, there was a reduction in Loss on Impairment of Intangible Assets by $1.6 million year-over-year, as the net value for both Demio and High Attendance products was fully recognized in 2021. As a result, amortization expense was not applicable in 2022, leading to a reduction in depreciation and amortization of $0.5 million.

Total operating expenses for the nine months ended September 30, 2023 were $8.9 million, up $1.4 million, or 19%, from $7.5 million for the nine months ended September 30, 2022. General and administrative expenses were up $1.7 million in the first nine months of 2023 over the same period in the prior year, and offset by impairment loss on operating lease, which was $0.0 million in the first nine months of 2023, down from $0.3 million in the first nine months of 2022.

Other Expense Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total other expenses	$9,256	$404	$8,852	2187.6%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Total other expenses	$1,420	$4,318	$(2,898)	-67.1%

For the year ended December 31, 2022, Banzai reported total other expenses of $9.3 million. This represents an increase of $8.9 million over December 31, 2021. The escalation in non-operating loss was driven by the following:

•

Changes in fair value of the SAFEs was $4.4 million in 2022, of which $4.0 million pertained to related party. This represents an increase of $4.9 million from the 2021 balance of $(0.5) million, including $(0.4) million for related party, in accordance with ASC 820 and ASC 480-10-35-5, and exceptions per 35-1 through 35-4A. The fair value of the SAFEs at December 31, 2022 was $9.5 million, including $8.6 million for related party, which represents an increase of $6.1 million ($3.5 million for related party) from $3.4 million at December 31, 2021 ($3.1 million for related party). Of this increase, $1.7 million ($1.6 million for related party) was recognized as loss of SAFE modification (see next) resulting in the $4.4 million 2022 balance.

•

Loss on modification of SAFEs was $1.7 million in 2022, as noted above, including $1.6 million for related party, up from $0 in 2021. Banzai issued a SAFE with various investors on September 17, 2021, which was subsequently modified on September 2, 2022 under ASC 480-10-25-14.

•

The fair value and corresponding liability, of the SAFEs increased $1.7 million from $4.6 million ($4.2 million for related party) prior to modification to $6.3 million post-modification ($5.7 million for related party).

•

Interest expense increased by $1.2 million year-over-year to $2.4 million for the year ended December 31, 2022 due to additional capital of $6.3 million ($4.1 million for related party) raised through financing from various investors with convertible notes during the 12-month periods from January 1, 2022 to December 31, 2022, plus the full year interest expenses recognized in 2022 on the existing debts carry forward from 2021 that were executed in Q1 2021.

•	Changes in fair value of bifurcated embedded derivative liabilities was $0.9 million ($0.6 million for related party) as of December 31, 2022, up from $0 million in 2021, per ASC 820.

Banzai’s total other expenses for the nine months ended September 30, 2023, were $1.4 million, down by approximately $2.9 million ($(2.9) million for related party) due to a reduction of $3.2 million ($2.9 million for related party) on change in fair value of simple agreement for future equity; reduction of $1.8 million ($1.6 million for related party) on Loss on modification of simple agreement for future equity and $0.1 million in other expenses. These overall reductions of $5.1 million on total other expenses were reduced by the increase on interest expenses of $2.0 million ($1.2 million for related party) on imputed interest and PIK from higher convertible note investments, and an increase of $0.2 million (an increase $0.5 million for related party offset by a decrease of $0.3 million for third party) for change in value of bifurcated embedded derivative liabilities

Provision for Income Taxes

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Provision for income taxes (benefit)	$0	$(409)	$409	100.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Provision for income taxes	$17	$15	$2	11.0%

For the year ended December 31, 2022 and 2021, Banzai’s reported provision for income tax expense was $0.0 million and $(0.4) million, respectively. This represents a year-over-year increase of approximately $0.4 million.

As of December 31, 2022, Banzai had federal and state net operating loss carryforwards of approximately $15.3 million and $9.2 million, respectively. As of December 31, 2021, Banzai had federal and state net operating loss carryforwards of approximately $11.9 million and $7.9 million, respectively. Federal losses of $0.1 million will begin to expire in 2036, and $15.2 million of the federal losses carry forward indefinitely. State losses of $7.4 million begin to expire in 2031 and $1.8 million of the state losses carry forward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

Banzai has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments. Banzai has determined that it had no material uncertain tax benefits for the years ended December 31, 2022 and 2021.

Banzai recognizes interest accrued for unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at

December 31, 2022, and 2021. Banzai files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, Banzai is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2022, open years for possible examination related to all jurisdictions are 2022, 2021, 2020, 2019, 2018, 2017, and 2016. Banzai had no open tax audits with any taxing authority as of December 31, 2022.

Net Loss Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net loss	$(15,468)	$(9,981)	$(5,487)	-55.0%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Net loss	$(8,033)	$(9,007)	$974	-10.8%

For the years ended December 31, 2022 and 2021, Banzai reported net losses of $15.5 million and of $10.0 million, respectively. This deterioration is primarily due to higher total other expenses by $8.9 million in 2022 over 2021, offsetting improvements in gross profit by $0.2 million and lower total operating expenses by $3.5 million.

For the nine months ended September 30, Banzai had net losses of $8.0 million and $9.0 million for 2023 and 2022 respectively. This reduced net loss of $1.0 million, or 10.8%, was driven by a combination of lower gross profit by $0.5 million due to lower revenue, higher interest expense by $2.0 million ($1.5 million due to related party) on more convertible notes and a gain on the change in fair value of simple agreement for future equity of $2.2 million, for the nine months ended September 30, 2023, relative to a loss on the change in fair value of simple agreement for future equity of $1.1 million, for the same period in 2022.

Adjusted EBITDA, a Non-GAAP Measure

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

•	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect impairment and restructuring costs;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect income taxes;

•	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(4,827)	$(8,118)	$3,291	40.5%

($ thousands)	September Months Ended September 30, 2023	September Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(2,508)	$(3,888)	$1,380	35.5%

For the year ended December 31, 2022, Banzai’s Adjusted EBITDA (loss) was ($4.8) million, reflecting an improvement of $3.3 million from the Adjusted EBITDA (Loss) from the year ended December 31, 2021 of ($8.1) million. This year-over-year loss reduction is primarily attributable to reduced general and administrative expenses and improved gross profit.

Banzai’s Adjusted EBITDA (loss) for the nine months ended September 30,2023 was $(2.5) million versus $(3.9) million from the nine months ended September 30, 2022.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(15,468)	$(9,981)	$(5,487)	-55.0%

Other income (loss), net	(151)	(290)	139	48.0%

Depreciation and amortization	10	481	(471)	98.0%
Stock based compensation	770	803	(33)	-4.1%
Interest expense	1,651	1,218	433	35.6%
Interest expense - related party	729	0	729	nm
Income Tax expense	0	(409)	409	100.0%
Loss on extinguishment of debt	57	(41)	98	239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity - related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity - related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities - related party	592	0	592	nm
Transaction related expense*	304	0	304	nm

Adjusted EBITDA	$(4,827)	$(8,118)	$3,291	40.5%

*	Transaction related expenses include

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Professional fees - audit	$0	$0	$0	nm
Professional fees - legal	103	0	103	nm
Incremental accounting	202	0	202	nm
Market study, M&A support	0	0	0	nm

Transaction related costs	$304	$0	$304	nm

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(8,033)	$(9,007)	$974	10.8%

Other income (loss), net	(71)	(37)	(34)	-92.6%

Depreciation and amortization	6	7	(1)	-20.7%
Stock based compensation	831	631	200	31.7%
Interest expense	1,879	1,373	506	36.9%
Interest expense - related party	1,614	125	1,489	1195.2%
Income Tax expense	17	15	2	11.0%
Loss on extinguishment of debt	0	57	(57)	-100.0%
Loss on modification of simple agreement for future equity	0	158	(158)	-100.0%
Loss on modification of simple agreement for future equity - related party	0	1,644	(1,644)	-100.0%
Change in fair value of simple agreement for future equity	(185)	92	(277)	-300.2%
Change in fair value of simple agreement for future equity - related party	(1,927)	963	(2,890)	-300.2%
Change in fair value of bifurcated embedded derivative liabilities	37	(13)	50	388.1%
Change in fair value of bifurcated embedded derivative liabilities - related party	72	(43)	115	267.0%
Transaction related expense*	3,112	74	3,038	4096.2%

Adjusted EBITDA	$(2,508)	$(3,888)	$1,380	35.5%

*	Transaction related expenses include

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year- over- Year $	Year- over- Year %
Professional fees - audit	$532	$0	$532	nm
Professional fees - legal	152	55	97	177.3%
Incremental accounting	2,125	19	2,106	10933.2%
Market study, M&A support	302	0	302	nm

Transaction related costs	$3,112	$74	$3,038	4096.2%

Liquidity and Capital Resources

Analysis of Banzai’s Liquidity Position

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes, and proceeds from senior secured loans. As of December 31, 2022, Banzai had cash and cash equivalents of $1.0 million. As of September 30, 2023, Banzai had cash and cash equivalents of $0.4 million.

Banzai has incurred losses since its inception, had a working capital deficit of $35.9 million and $27.9 million as of September 30, 2023 and December 31, 2022, respectively, and had an accumulated deficit at September 30, 2023 and December 31, 2022 totaling $40.4 million and $32.4 million, respectively. As of September 30, 2023 and December 31, 2022, Banzai had $19.5 million and $14.3 million aggregate principal amount outstanding on term loans, convertible notes and promissory notes, respectively. Subsequent to December 31, 2022, Banzai raised additional capital through financing by issuing convertible debts of $4.0 million ($1.5 million from related parties), $6.4 million promissory notes ($4.4 million from related parties) through December 14, 2023, to various investors plus a short-term loan from one of the investors (related party) for $2.4M. Banzai has used debt proceeds principally to fund general operations.

Banzai’s intends to seek additional funding through the completion of the Business Combination. At this time, Banzai is focused on completing the Business Combination, which is subject to regulatory approval from the SEC and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If Banzai is unable to complete the Business Combination, Banzai will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that Banzai will be able complete the Business Combination or that in the event that the Business Combination does not take place, that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash Flows

The following table sets forth Banzai’s cash flows for 2021, 2022 and the nine months period ended September 30, 2022, and 2023:

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Loss	$(15,469)	$(9,982)	$(5,487)	-55.0%
Adjustments to reconcile Net Loss to Net Cash Used in Operations	10,300	3,139	7,161	228.1%
Cash Used by Operating	$(5,168)	$(6,843)	$1,675	24.5%
Cash Used by Investing	(11)	(3,569)	3,558	99.7%
Cash Provided by Financing	4,416	11,419	(7,003)	-61.3%
Net Cash Flow for the Period	$(763)	$1,007	$(1,770)	-175.7%

($ thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year over Year $	Year over Year %
Net loss	$(8,033)	$(9,007)	$974	-10.8%
Adjustments to reconcile Net Loss to Net Cash Used in Operations:	2,992	4,282	(1,290)	-30.1%
Cash Used by Operating	$(5,042)	$(4,725)	$(317)	6.7%
Cash Used by Investing	—	(9)	9	nm
Cash Provided by Financing	4,415	5,693	(1,278)	-22.5%
Net Cash Flow for the Period	$(627)	$959	$(1,586)	-165.4%

2022

Net cash used in operating activities was $5.2 million for the year ended December 31, 2022. Net cash used in operating activities consists of net loss of $15.5 million, total adjustments of $10.3 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, non-cash interest expense of $0.9 million ($0.1 million for related party), bad debt expense of $(0.1 million), amortization of debt discount and issuance costs of $0.7 million ($0.5 million for related party), amortization of operating lease ROU assets of $0.2 million, impairment of operating lease ROU assets of $0.3 million, loss on extinguishment of debt of $0.1 million, loss on modification of SAFE $1.7 million ($1.6 million for related party), fair value adjustments to simple agreement for future equity of $4.4 million ($4.0 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of $0.9 million ($0.6 million for related party), and net of change in operating assets and liabilities of $0.5 million.

Net cash used in investing activities was $(0.01) million for the year ended December 31, 2022, and was primarily related to the purchase of equipment.

Net cash provided by financing activities was $4.4 million for the year ended December 31, 2022, and was primarily related to convertible debt financing of $5.9 million ($4.1 million for related party), net of deferred offering cost payment of $1.5 million.

2021

Net cash used in operating activities was $6.8 million for the year ended December 31, 2021. Net cash used in operating activities consists of net loss of $10.0 million, total adjustments of $3.1 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, depreciation and amortization of $0.5 million, non-cash interest expense of $0.3 million, bad debt expense of $0.2 million, amortization of debt discount and issuance costs of $0.1 million, impairment of intangible assets of $1.6 million, fair value adjustments to simple agreement for future equity of ($0.5) million, gain of loan forgiveness ($0.5) million, net of change in operating assets and liabilities of $0.7 million.

Net cash used in investing activities was $3.6 million for the year ended December 31, 2021, primarily related to investments made in the acquisition of Demio, net of cash acquired of $3.6 million.

Net cash provided by financing activities was $11.4 million for the year ended December 31, 2021. Net cash provided by financing activities is primarily related to debt financing, including proceeds from term loan of $6.2 million (net of issuance cost) and proceeds from PPP loan of $0.5 million, offset by loan repayments of $0.6 million, convertible debt of $1.4 million, proceeds from simple agreement for future equity of $3.8 million, and proceeds from issuance of common stock of $0.1 million.

Capital Expenditure Commitments and Financing Requirements

($ thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 14% plus 1.5% PIK Term Loan	$6,500	$0	$6,500
Debt principal - 15.5% Convertible Notes	1,821	0	1,821
Debt principal - 8% Convertible Notes - 3rd Parties	3,345	3,345	0
Debt principal - 8% Convertible Notes - Related Parties	6,634	6,634
Debt principal - 8% Promissory Notes - Related Parties	1,150	1,150
Interest on Debt - CP & 3rd Parties	3,834	1,631	2,203
Interest on Debt - Related Parties	689	689	0
Operating leases	308	305	3
Total principal amount at September 30, 2023	$24,281	$13,754	$10,527

Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Senior Convertible Notes

On February 19, 2021, Banzai entered into the Loan Agreement. The Loan Agreement was comprised of a term loan in an aggregate principal amount of $6.5 million and a Senior Convertible Note in an aggregate principal amount of $1.5 million. The term loan bears cash interest at a rate of 14% per annum paid monthly and accrued PIK interest cumulatively at 1.5% per annum. The outstanding principal balance of the term loan, together with accrued and unpaid interest thereon, unpaid fees, and expenses and any other obligations then due, is due on February 19, 2025 (“Loan Maturity Date”). Such Senior Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum and is convertible into Banzai Class A Common Stock upon the occurrence of a Qualified Financing (as defined in the Loan Agreement), upon a Change of Control (as defined in the Loan Agreement), upon prepayment of the Senior Convertible Note, or at maturity at a fixed conversion price. On October 10, 2022 the Loan Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan in replacement for another Senior Convertible Note in the aggregate principal amount of $321,345, which is not considered an additional loan. The total principal balance of the Senior Convertible Notes was $1.8 million at September 30, 2023 and December 31, 2022.

On August 24, 2023, Banzai entered into the Forbearance Agreement with CP BF, pursuant to which, in connection with Banzai’s non-compliance with certain covenants of the Loan Agreement, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify that, subject to certain conditions, the Business Combination will not be considered a “Change of Control” under the Loan Agreement, (ii) consent to the consummation of the Merger, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Business Combination if the Business Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the Business Combination is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and Banzai also agreed to amend and restate the Senior Convertible Notes so that they shall not convert at the Closing of the Business Combination as a “Change of Control” and, at CP BF’s option, shall be convertible into New Banzai Class A Shares after the Closing.

The foregoing descriptions of the Forbearance Agreement and the Senior Convertible Notes do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Forbearance Agreement and the Senior Convertible Notes, copies of which are attached hereto as Exhibits 10.9 and 4.4, respectively, and incorporated herein by reference.

Debt Principal 8% Subordinated Convertible Notes

Between July and September 2022, Banzai issued Subordinated Convertible Notes in an aggregate principal amount of $5,961,744, of which $5,100,538 was issued to related parties and the remainder of $861,206 to third-party creditors. During the 9 months period of 2023, Banzai issued additional Subordinated Convertible Notes in an aggregate principle amount of $5,168,000, of which $3,650,000 was issued to related parties and the remainder of $1,518,000 to third-party creditors. The Subordinated Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of Banzai to be issued to other investors upon a Qualified Financing (as defined in the Subordinated Convertible Notes) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the Subordinated Convertible Notes) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the Subordinated Convertible Notes). If not sooner converted or prepaid, the Subordinated Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Subordinated Convertible Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the Subordinated Convertible Notes), or (c) the written demand by the Majority Holders (as defined in the Subordinated Convertible Notes) after an Event of Default (as defined in the Subordinated Convertible Notes) has occurred. In the event of a Liquidity Event while the Subordinated Convertible Notes are outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of the Subordinated Convertible Notes, an amount equal to the greater of (a) the Outstanding Amount (as defined in the Subordinated Convertible Notes), or (b) two times (2x) the principal amount of the Subordinated Convertible Notes then outstanding shall become immediately due and payable in cash.

Interest on Debt

Interest on debt totals $4.6 million, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreement, Senior Convertible Notes, Subordinated Convertible Notes as described under “- Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Subordinated Convertible Notes” and “- Debt Principal 8% Subordinated Convertible Notes” above.

Operating Leases

Banzai has operating leases for its real estate for office use. The leases have lease terms expiring October 2024. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $307,804 balance recognized as of September 30, 2023 represents the future minimum lease payments under non-cancellable leases as liabilities.

Debt Structure and Maturity Profile

($ thousands)	Principal	Debt Discount / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of December 31 2022 14% Coupon Rate plus 1.5% PIK Term Loan, due February 2, 2025	$6,500	$(193)	$6,307	$187	$6,494
15.5% PIK Interest Rate convertible promissory notes, due February 2 2025	1,821	(64)	1,758	519	2,276
8% convertible promissory notes, due February 2025	1,860	(420)	1,440	49	1,489
8% PIK Interest Rate convertible promissory notes, due February 2025	4,101	(828)	3,272	153	3,425

Total debt carrying values at December 31, 2022	$14,282	$(1,504)	$12,777	$907	$13,685
Debt Additions 3Q23
Related Party	$3,650
Other	1,518

Total Debt Additions 3Q23	$5,168

Total principal amount at September 30, 2023	$19,450

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

Leases

Banzai’s existing leases contain escalation clauses and renewal options. Banzai is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

In evaluating long-lived assets for recoverability, Banzai calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired.

If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, Banzai recognized an impairment loss upon adoption of ASC 842 Leases of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the year ended December 31, 2022.

Off-Balance Sheet Arrangements

Other than the items described above, Banzai has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Banzai’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond Banzai’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on Banzai’s financial condition and the results of its operations. In addition, Banzai will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. Banzai may be unable to compete successfully against these companies. Banzai’s industry is characterized by rapid changes in technology and market demands. As a result, Banzai’s products, services, or expertise may become obsolete or unmarketable. Banzai’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development. Banzai is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

Certain accounting policies have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates as of September 30, 2023, prior to the completion of the Business Combination.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606, Revenue from Contracts with Customers (“ASC 606”), in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Costs incurred to obtain a contract include sales commissions, which are capitalized and amortized to commission expense over time in accordance with the related contract’s term.

The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the full retrospective method of transition, initially applying the guidance as of date of initial application, e.g., January 1, 2020, with no impact to Banzai’s financial position and results of operations. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

Banzai recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, Banzai performs the following steps described in ASC 606:

(1) identifies the contract with the customer, or Step 1,

(2) identifies the performance obligations in the contract, or Step 2,

(3) determines the transaction price, or Step 3,

(4) allocates the transaction price to the performance obligations in the contract, or Step 4, and

(5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until Banzai has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. Banzai also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether Banzai is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether Banzai has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether Banzai has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that Banzai is acting as a principal in the transaction, then Banzai is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether Banzai has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether Banzai has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, Banzai will allocate the transaction price to each performance obligation on a relative standalone selling price basis. Banzai utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Stock-Based Compensation

Banzai expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. Banzai accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. Banzai estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Banzai recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Banzai accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Banzai recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Banzai recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

Banzai evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives in accordance with ASC820. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in Banzai’s balance sheet.

Valuation of SAFE Liabilities

Banzai adopts guidance per ASC 480-10-25-14, measures the SAFE liabilities initially and subsequently at fair value, with changes in fair value recognized in earnings unless a different accounting treatment is permitted or required by other GAAP (e.g., share-settled debt that is accounted for at amortized cost by using the interest method in accordance with ASC 835-30). As the SAFEs are not legal form debt, management evaluated the modification as incurred in accordance with the guidance for equity-linked instruments. Per Section 4.4.5.2 of the EY Guide, when an equity contract that is classified as an asset or liability and measured at fair value is subsequently modified, the effect of the changed terms will be reflected in the subsequent measurement and thus will generally be recognized in earnings. Depending on the facts and circumstances, the change in fair value due to the modification may be classified differently from the rest of the change in the fair value, and the classification may vary based on the nature of, and reason for, the modification.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the invoiced amount and generally do not bear interest. An allowance for doubtful accounts is established, as necessary, based on past experience and other factors which, in the management’s judgment, deserve current recognition in estimating bad debts. Such factors include growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable, and current economic conditions. The determination of the collectability of amounts due requires Banzai to make judgments regarding future events and trends. Allowances for doubtful accounts are determined based on assessing Banzai’s portfolio on an individual customer and on an overall basis. This process consists of a review of historical collection experience, current aging status of the customer account, and the financial condition of Banzai’s customers. Based on a review of these factors, Banzai establishes or adjusts the allowance for specific customers and the accounts receivable portfolios as a whole

Impairment Analysis

Per ASC 350-20-35-28 - impairment test for goodwill, ASC 360 - impairment test for finite-lived assets. Banzai tests its goodwill for impairment on an annual basis. Management selected December 31st as the annual goodwill impairment testing date and performed an assessment for potential impairment of goodwill of its reporting unit. Banzai assessed its long-lived assets for impairment indicators as needed during the years ended December 31, 2021, and 2022 and performed an impairment assessment, as applicable. In accordance with ASC 350-20-35-31, Banzai will first assess the long-lived assets for impairment at each reporting date, prior to the assessment of goodwill. If there exist long-lived assets that are subject to impairment, those assets will be tested prior to the testing of goodwill for that period as well.

Business Combinations

Banzai accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Impact of Accounting Policies and Estimates on Financial Statements

Banzai believes that the assumptions and estimates associated with but not limited to, revenue recognition, estimates of impairment of long-lived assets, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, measurement and recognition of stock-based compensation and the valuation of net assets acquired in business combinations net have the most significant impact on our condensed financial statements. Therefore, Banzai considers these to be Banzai’s critical accounting policies and estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in Banzai’s consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combination.

Changes in Accounting Policies or Estimates

There have been no significant changes in our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed in the section above titled “Critical Accounting Policies and Estimates”.

Recently Issued and Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Banzai adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on Banzai’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) (“ASU 2016-02”), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Banzai adopted ASU 2016-02 effective January 1, 2022 using the effective date method. Banzai elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. In addition, Banzai elected the hindsight practical expedient and the practical expedient to combine lease and non-lease components. Further, Banzai adopted a short-term lease exception policy, permitting Banzai to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) (“ASU 2016-13”), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this standard did not have a material impact on these condensed consolidated financial statements.

Internal Control Over Financial Reporting

In connection with the audit of Banzai’s financial statements for the year ended December 31, 2022, Banzai, in the course of assessing their ICFR environment, has identified the following material weaknesses. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses in our internal control over financial reporting for the year ended and as of December 31, 2022 were as follows:

•	Management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations.

•	Management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management.

•

Pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income, and sales taxes, & revenue recognition.

Banzai’s remediation efforts for these material weaknesses have included the following:

•

Management prioritizes its allocation of resources to ensure that these areas of material weaknesses and hence higher risk areas continue to remain addressed. Current and on-going efforts to alleviate future ICFR issues that could lead to future material weaknesses include, but are not limited to:

•	Perform root cause analysis to involve various stakeholders / process owners (head of department or similar) such as IT department & Finance to ensure control risk in each aspect are addressed.

•

Align with all stakeholders, such as formalizing an existing operational control into the ICFR, modifying existing processes, and outsourcing certain activities to enhance competency or segregation of duties. All such alternatives are to be regularly evaluated to ensure they address the identified root causes and mitigate the risks.

•

Obtain technical expertise from qualified consultants to recommend additional resources, such as people, tools, outsourced services, or other technologies, leading to practical and effective solutions.

•
•

•

Management will continue to periodically review feasibility of new and existing controls to assess current or potential effectiveness of risk mitigation alternatives, evaluate resource requirements, estimate return on investment, and recommend adjustments or new courses of action to minimize or remediate risk.

•

Hired Controller to adopt and maintain GAAP accounting standards and practices. See the sections titled “Critical Accounting Policies and Estimates”, “Impact of Accounting Policies and Estimates on Financial Statements”, and “Recently Issued and Adopted Accounting Pronouncements”.

•	Hired Director of Business Intelligence to improve quality of data infrastructure, management reporting, analytics, and system integration.

•	Banzai has been and will continue to design and implement additional automation and integration in its financially significant systems.

Banzai plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies. See the section titled “Risk Factors - Banzai has identified material weaknesses in its internal control over financial reporting. If New Banzai is unable to remediate these material weaknesses, or if New Banzai identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, New Banzai may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing is set forth in the Proxy Statement/Prospectus in the sections entitled “Executive and Director Compensation of Banzai” and “Management of New Banzai After the Business Combination” beginning on page 226 and page 230, respectively, of the Proxy Statement/Prospectus, which are incorporated herein by reference, as supplemented by the disclosure below.

Directors

Effective as of the Effective Time, in connection with the Business Combination, the size of the board of directors of the Company (the “Board”) was set at five members. Each of Jack Leeney, Chris Walsh, Tom Hennessy, Courtney Robinson, Kent Schofield, Tripp Jones, Patrick Eggen, and Joseph Beck resigned as directors of the Company effective as of the Effective Time. Effective as of the Effective Time, Joseph Davy, Jack Leeney, Paula Boggs, Mason Ward, and William Bryant were elected to serve as directors on the Board.

Mr. Davy was appointed to serve as a Class I director, with a term expiring at the Company’s 2024 annual meeting of stockholders; Messrs. Ward and Bryant were appointed to serve as Class II directors, with terms expiring at the Company’s 2025 annual meeting of stockholders; and Ms. Boggs and Mr. Leeney were appointed to serve as Class III directors, with terms expiring at the Company’s 2026 annual meeting of stockholders. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section entitled “Management of New Banzai After the Business Combination” beginning on page 230 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Independence of Directors

The Board has determined that each of the directors of the Company other than Mr. Davy qualify as independent directors, as defined under the listing rules of The Nasdaq Global Market (the “Nasdaq listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

Effective as of as of the Effective Time, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the

committees reports to the Board. In connection with the Business Combination, on December 14, 2023, the Board approved and adopted a new charter for each of its standing committees. Copies of the charters can be found in the Investors section of the Company’s website at ir.banzai.io.

Under applicable Nasdaq listing rules, the Company is permitted to phase in its compliance with the independence requirements for its Audit Committee. The phase-in periods with respect to director independence allow the Company to have only one independent member on the Audit Committee upon the listing date of New Banzai Common Stock in connection with its initial public offering, a majority of independent members on its Audit Committee within 90 days of such date and a fully independent Audit Committee within one year of such date. The Company is taking advantage of these phase-in rules with respect to Mr. Ward’s service on our audit committee and expects that by the first anniversary of the list date of New Banzai Common Stock, the Audit Committee will comply with the applicable independence requirements.

Effective as of the Effective Time, the Board appointed Mr. Bryant, Mr. Ward and Ms. Boggs to serve on the Audit Committee, with Mr. Bryant as chair of the Audit Committee. The Board appointed Messrs. Ward and Bryant and Ms. Boggs to serve on the Compensation Committee, with Mr. Ward as chair of the Compensation Committee. The Board appointed Messrs. Ward and Leeney and Ms. Boggs to serve on the Nominating and Corporate Governance Committee, with Mr. Boggs as chair of the Nominating and Corporate Governance Committee. Information with respect to the Company’s corporate governance structure (as updated by the information set forth in this section) is set forth in the Proxy Statement/Prospectus in the sections entitled “Management of New Banzai After the Business Combination” beginning on page 230 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Executive Officers

Effective as of the Effective Time, in connection with the Business Combination, the Board appointed the following individuals as the Company’s executive officers: Joseph Davy as Chief Executive Officer, Mark Musburger as Chief Financial Officer, Simon Baumer as Chief Technology Officer, Ashley Levesque as Vice President of Marketing, and Rachel Stanley as Vice President of Customer Experience. The biographical information for the new executive officers set forth in the Proxy Statement/Prospectus in the section entitled “Management of New Banzai After the Business Combination” beginning on page 230 of the Proxy Statement/Prospectus and the information related to the appointment of Mr. Musburger as Chief Financial Officer set forth in Item 5.02 of the Current Report on Form 8-K filed by the Company on December 15, 2023 are each incorporated herein by reference.

Executive and Director Compensation

Information with respect to the compensation of Joseph Davy, Simon Baumer, Ashley Levesque, and Rachel Stanley and the Company’s directors is set forth in the Proxy Statement/Prospectus in the sections entitled “Executive and Director Compensation of Banzai” beginning on page 226 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The Company established a director compensation policy in connection with the Closing.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the New Banzai Common Stock as of the Closing Date, after giving effect to the Closing, by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•	each current named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 12,594,195 New Banzai Class A Shares and 2,311,134 New Banzai Class B Shares issued and outstanding as of the Closing Date and do not take into account (i) the issuance of any New Banzai Class A Shares upon the exercise of the public warrants, each exercisable for one New Banzai Class A Shares at a price of $11.50 per share (the “Warrants”), to purchase 11,500,000 New Banzai Class A Shares, (ii) any exercise of New Banzai Options to purchase 791,843 New Banzai Class A Shares (subject to any applicable vesting conditions), (iii) the issuance of any shares pursuant to the Fee Reduction Agreement, dated November 8, 2023, by and between Cantor Fitzgerald and 7GC (the “Fee Reduction Agreement”), (iv) the transfer by the Sponsor to Cohen of shares of 7GC Class B Common Stock pursuant to the Cohen Engagement Letter, (v) the issuance of any shares in connection with any Advances under the SEPA, (vi) the issuance of any shares pursuant to the GEM Warrant or any GEM convertible debenture issued pursuant to the GEM Letter and (vii) the issuance of any shares pursuant to those Convertible Promissory Notes dated as of February 19, 2021 and October 10, 2022, issued by Legacy Banzai to CP BF Lending, LLC (the “Senior Convertible Notes”) or those certain unsecured convertible promissory notes, dated as of December 21, 2022 and October 3, 2023, issued by 7GC to the Sponsor (the “7GC Promissory Notes”). Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned New Banzai Common Stock.

Name and Address of Beneficial Owner†	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %
Directors and Named Executive Officers:
Jack Leeney (1)	4,428,499	29.7%
Joseph Davy (2)	2,311,134	15.5%
Simon Baumer (3)	44,178	* %
Ashley Levesque (4)	50,581	* %
Rachel Stanley (5)	42,615	* %
Mason Ward (6)	2,421,431	16.3%
Paula Boggs	—	—
Mark Musburger (7)	30,733	* %
William Bryant	26,228	* %

All Directors and Executive Officers of the Company as a Group (9 Individuals)	9,355,399	62.8%
Five Percent or Greater Holders:
7GC & Co. Holdings LLC (1)	4,428,499	29.7%
ALCO Investment Company (6)	2,396,261	16.1%
Entities Affiliated with DNX Partners (8)	1,251,786	8.4%
Estate of Roland A. Linteau, III	1,573,538	10.6%

*	Less than one percent.
†	Unless otherwise noted, the business address of each of the following individuals after the Closing is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
(1)

The Sponsor is the record holder of such shares. VII Co-Invest Sponsor LLC and HC 7GC Partners I LLC are the managing members of the Sponsor. VII Co-Invest Sponsor LLC is managed by SP Global Advisors LLC, which is managed by Mr. Leeney. Each of Mr. Hennessy and Mr. Beck are the managing members of HC 7GC Partners I LLC. As such, each of the foregoing individuals have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the 7GC Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address is 388 Market Street, Suite 1300, San Francisco, CA 94111.
(2)

Consists of 2,311,134 New Banzai Class B Shares. Each New Banzai Class B Share entitles its holder to ten votes on all matters presented to our stockholders generally, which will have the effect of concentrating the majority of the aggregate voting power of New Banzai Common Stock at the Closing with Mr. Davy (approximately 64.7% of the aggregate voting power).

(3)	Consists of options to purchase 44,178 New Banzai Class A Shares exercisable within 60 days of December 14, 2023.
(4)	Consists of options to purchase 10.705 New Banzai Class A Shares and options to purchase 39,876 New Banzai Class A Shares exercisable within 60 days of December 14, 2023.
(5)	Consists of 5,992 New Banzai Class A Shares and options to purchase 36,623 New Banzai Class A Shares exercisable within 60 days of December 14, 2023.
(6)

Consists of 25,170 New Banzai Class A Shares held directly by Mason Ward and 2,396,261 New Banzai Class A Shares held directly by ALCO Investment Company (“ALCO”). Mason Ward is the Chief Financial Officer of ALCO and, in such capacity, has voting and investment control over the shares held by ALCO such that Mason Ward may be deemed to indirectly beneficially own the shares owned directly by ALCO. The address of the entity listed above is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

(7)	Consists of options to purchase 36,623 New Banzai Class A Shares exercisable within 60 days of December 14, 2023.
(8)

Consists of (i) 916,289 New Banzai Class A Shares held by DNX Partners III, LP (“DNX III”), (ii) 320,645 New Banzai Class A Shares held by DNX Partners Japan III, LP (“DNX Japan III”) and (iii) 14,852 New Banzai Class A Shares held by DNX Partners S-III, LP (“DNX S-III”). NEX III, LLC (“NEX III”) is the general partner of DNX III and DNX Japan III, and NEX Partners S3, LLC (“NEX S3”) is the general partner of DNX S-III. Mitch Kitamura is the Managing Partner of DNX Partners and a Manager of each of NEX III and NEX S3 and, in such capacity, has voting and investment control over the shares held by DNX III, DNX Japan III and DNX S-III such that Mr. Kitamura may be deemed to indirectly beneficially own the shares owned directly by DNX III, DNX Japan III and DNX S-III. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 242 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus in the section “Information About Banzai—Legal Proceedings” on page 201 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

Units of 7GC, the 7GC Class A Common Stock and the public warrants of 7GC were historically quoted on The Nasdaq Capital Market under the symbols “VIIAU,” “VII” and “VIIAW,” respectively. On December 15, 2023, the New Banzai Class A Shares and Warrants began trading on The Nasdaq Global Market and The Nasdaq Capital Market, respectively, under the new trading symbols “BNZI” and “BNZIW,” respectively. On December 14, 2023, in connection with the Closing, all of the units previously issued by 7GC separated into their component parts of one share of 7GC Class A Common Stock and one-half of one 7GC warrant to purchase one share of 7GC Class A Common Stock, and the units ceased trading on The Nasdaq Capital Market.

As of the Closing Date and immediately following the completion of the Business Combination, there were approximately 12,594,195 New Banzai Class A Shares issued and outstanding held of record by 83 holders, and approximately 11,500,000 Warrants outstanding held of record by 1 holder. Reference is made to the disclosure set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of this Current Report on Form 8-K concerning effect of the Business Combination on the amount and percentage of present holdings of the Company’s securities owned beneficially by certain beneficial owners and management, which is incorporated herein by reference.

Dividends

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance Under the EIP and the ESPP

In connection with the Business Combination, 7GC’s stockholders approved and adopted the EIP (as defined herein) and the ESPP (as defined herein) at the Special Meeting on December 13, 2023. The Company intends to file one (1) or more registration statements on Form S-8 under the Securities Act of 1933 (the “Securities Act”) to register the New Banzai Class A Shares issuable under the EIP and the ESPP.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the New Banzai Common Stock is included in the Proxy Statement/Prospectus in the section entitled “Description of New Banzai Securities—Common Stock” beginning on page 247 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Preferred Stock

A description of the Company’s Preferred Stock is included in the Proxy Statement/Prospectus in the section entitled “Description of New Banzai Securities—Preferred Stock” beginning on page 249 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Warrants

A description of the Company’s Warrants is included in the Proxy Statement/Prospectus in the section entitled “Description of New Banzai Securities—Warrants” beginning on page 249 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus in the section entitled “Management of New Banzai After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” beginning on page 236 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated by reference into this Item 2.01.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K relating to the changes in certifying accountant.

Financial Statements and Exhibits

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the section entitled “Introductory Note” in this Current Report on Form 8-K is incorporated herein by reference.

Upon the Closing, each outstanding share of 7GC’s Class B Common Stock automatically converted into one (1) share of 7GC Class A Common Stock, and pursuant to the A&R Charter (as defined below), each outstanding share of 7GC Class A Common Stock continued as one (1) validly issued, fully paid and non-assessable share of 7GC Class A Common Stock.

The securities issued in connection with the Non-Redemption Agreements, the Share Transfer Agreement, and the GEM Warrant, and the automatic conversion of the shares of 7GC Class B Common Stock have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders

On the Closing Date, in connection with the closing of the Business Combination, the Company filed its Second Amended and Restated Certificate of Incorporation (as amended and restated, the “A&R Charter”) with the Secretary of State of the State of Delaware and amended and restated the Company’s amended and restated bylaws (as amended and restated, the “A&R Bylaws”). The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are discussed in the Proxy Statement/Prospectus in the sections entitled “Stockholder Proposal No. 2 — Binding Charter Proposals,” “Stockholder Proposal No. 3 — The Advisory Charter Proposals,” “Description of New Banzai Securities,” and “Comparison of Stockholder Rights” beginning on pages 141, 144, 247 and 260 thereof, respectively, which are incorporated herein by reference.

The foregoing description of the A&R Charter and A&R Bylaws is a summary only and is qualified in its entirety by the full text of the A&R Charter and A&R Bylaws, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On the Closing Date, the Audit Committee approved the dismissal of WithumSmith+Brown, PC, an independent registered public accounting firm of 7GC (“Withum”), effective on December 14, 2023.

Withum’s reports on 7GC’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that such report contained an explanatory paragraph which noted that there was substantial doubt as to 7GC’s ability to continue as a going concern because of 7GC’s liquidity condition and date for mandatory liquidation.

During 7GC’s fiscal years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through the date of Withum’s dismissal, there were: (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between 7GC and Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreement in connection with its reports on 7GC’s consolidated financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Withum with a copy of this Current Report on Form 8-K and requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. Attached as Exhibit 16.1 hereto is a copy of Withum’s letter dated December 20, 2023.

(b) Newly Appointed Independent Registered Public Accounting Firm

On the Closing Date, the Audit Committee approved the appointment of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2023. Marcum served as the independent registered public accounting firm of Legacy Banzai prior to the Business Combination.

During Legacy Banzai’s fiscal years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through December 14, 2023, neither Legacy Banzai, nor someone on its behalf, consulted Marcum regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of Legacy Banzai, and neither a written report nor oral advice was provided to Legacy Banzai by Marcum that Marcum concluded was an important factor considered by Legacy Banzai in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01.	Changes in Control of the Registrant.

The information set forth in the sections entitled “Introductory Note” and “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As a result of the completion of the Business Combination pursuant to the Merger Agreement, effective as of the Closing Date, a change of control of 7GC has occurred, and the stockholders of 7GC as of immediately prior to the Closing held 31.2% of the outstanding shares of New Banzai Common Stock immediately following the Closing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Banzai International, Inc. 2023 Equity Incentive Plan

At the Special Meeting, 7GC’s stockholders considered and approved the Banzai International, Inc. 2023 Equity Incentive Plan (the “EIP”). The EIP was previously approved, subject to stockholder approval, by the board of directors of 7GC on November 13, 2023, and on the Closing Date, the Board ratified the approval of the EIP. The EIP became effective immediately upon the Closing.

A description of the EIP is included in the Proxy Statement/Prospectus in the section entitled “Stockholder Proposal No. 6—The Incentive Plan Proposal” beginning on page 149 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The foregoing description of the EIP is qualified in its entirety by the full text of the EIP, which is attached hereto as Exhibit 10.10 and incorporated herein by reference.

Banzai International, Inc. 2023 Employee Stock Purchase Plan

At the Special Meeting, 7GC’s stockholders considered and approved the Banzai International, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by the Board on November 13, 2023 and on the Closing Date, the Board ratified the approval of the ESPP. The ESPP became effective immediately upon the Closing.

A description of the ESPP is included in the Proxy Statement/Prospectus in the section entitled “Stockholder Proposal No. 7—The ESPP Proposal” beginning on page 158 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The foregoing description of the ESPP is qualified in its entirety by the full text of the ESPP, which is attached hereto as Exhibit 10.11 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on December 14, 2023, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found in the Investors section of the Company’s website at ir.banzai.io.

Item 5.06.	Change in Shell Company Status.

As a result of the First Merger, which fulfilled the definition of a business combination as required by the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement/Prospectus in the section entitled “Stockholder Proposal No. 1—The Business Combination Proposal” beginning on page 92 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The unaudited condensed consolidated financial statements of Legacy Banzai as of September 30, 2023 and for the nine months ended September 30, 2023 and September 30, 2022 and the related notes are set forth in Exhibit 99.1 and are incorporated herein by reference.

The audited consolidated financial statements of Legacy Banzai as of and for the years ended December 31, 2022 and December 31, 2021 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-82 of the Proxy Statement/Prospectus and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of 7GC as of September 30, 2023 and for the nine months ended September 30, 2023 and September 30, 2022 and the related notes are incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC by 7GC on November 21, 2023.

The audited consolidated financial statements of 7GC as of and for the years ended December 31, 2022 and December 31, 2021 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-27 of the Proxy Statement/Prospectus and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1+**	Agreement and Plan of Merger, dated December 8, 2022, by and among Legacy Banzai, 7GC, First Merger Sub and Second Merger Sub (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.2**	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among Legacy Banzai and 7GC (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 filed on August 31, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated December 14, 2023.

3.2	Second Amended and Restated Bylaws of the Company, dated December 14, 2023.

4.1	Specimen Class A Common Stock Certificate of the Company.

4.2	Specimen Class B Common Stock Certificate of the Company.

4.3	Specimen Warrant Certificate of the Company.

4.4**	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed on August 30, 2023).

4.5	Subordinated Promissory Note, dated December 13, 2023, issued by the Company to Alco Investment Company.

4.6**	Promissory Note, dated as of December 14, 2023, issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to YA II PN, LTD (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 18, 2023).

4.7	Warrant to Purchase Shares of Common Stock of Banzai International, Inc., dated December 15, 2023, issued by the Company to GEM Yield Bahamas Limited.

4.8	Letter of understanding, dated as of December 14, 2023, by and between the Company and GEM

4.9**	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 28, 2020).

10.1**	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 16, 2023).

10.2**	Sponsor Forfeiture Agreement, dated August 4, 2023, by and among Legacy Banzai, 7GC and the Sponsor (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed on August 31, 2023).

10.3**	Standby Equity Purchase Agreement, dated December 14, 2023, by and among the Company, Banzai Operating Co LLC and YAA II PN, LTD (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2023).

10.4**	Registration Rights Agreement, dated as of December 14, 2023, by and between the Company and YA II PN, LTD (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 18, 2023).

10.5	Share Transfer Agreement, dated December 13, 2023, by and among the Company, the Sponsor and Alco Investment Company.

10.6	Amended and Restated Registration Rights Agreement, dated December 14, 2023, by and among the Company, the Sponsor, certain stockholders of the Company.

10.7**	Form of Lock-Up Agreement, by and between the Company and certain stockholders and executives of Legacy Banzai (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed on August 31, 2023).

10.8#	Form of Indemnification Agreement by and between the Company and its directors and officers.

10.9**	Forbearance Agreement, dated August 24, 2023, by and among Banzai International, Inc., the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed on August 30, 2023).

10.10#**	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed on August 31, 2023).

10.11#**	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed on August 31, 2023).

16.1	Letter from Withum re change in certifying accountant.

99.1	Unaudited condensed consolidated financial information of Banzai International, Inc. as of September 30, 2023 and for the nine months ended September 30, 2023 and September 30, 2022.

99.2	Unaudited pro forma condensed combined financial information of the Company as of September 30, 2023 and for the nine months ended September 30, 2023 and September 30, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

**	Indicates previously filed.

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2023

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer